Exhibit 99.9

Note to the reader: Results for 2018-2019
The first report of the 2018-2019 fiscal year presents the financial transactions for the first two months of activity, i.e. April and May 2018.
Subsequent reports will be produced on a monthly basis.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(unaudited data, millions of dollars)
				March 2018
		April and May		Québec Economic Plan(1)
	2017-2018	2018-2019	Change (%)	2018-2019	Change (%)
GENERAL FUND
Revenue
Own-source revenue	9 611	9 679	0.7	61 763	2.3
Federal transfers	3 330	3 498	5.0	21 044	3.9
Total revenue	12 941	13 177	1.8	82 807	2.7
Expenditure
Program spending	–12 345	–13 174	6.7	–76 869	5.9
Debt service	–1 165	–1 129	–3.1	–7 160	–0.8
Total expenditure	–13 510	–14 303	5.9	–84 029	5.3
NET RESULTS OF CONSOLIDATED ENTITIES(2)
Non-budget-funded bodies and special funds(3)	294	716	—	–339	—
Health and social services and education networks(4)		–4	—	–26	—
Generations Fund	350	524	—	2 491	—
Total consolidated entities	644	1 236	—	2 126	—
SURPLUS (DEFICIT)	75	110	—	904	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–350	–524	—	–2 491	—
Use of the stabilization reserve	—	—	—	1 587	—
BUDGETARY BALANCE(5)	–275	–414	—	—	—

GENERAL FUND REVENUE

At May 31, 2018, General Fund revenue reached $13.2 billion, an increase of $236 million compared to the same period last year.

  Own-source revenue reached $9.7 billion, an increase of $68 million compared to last year.

  – This increase is due primarily to growth in revenue from corporate taxes ($149 million).

  Federal transfers amounted to $3.5 billion, up $168 million compared to May 31, 2017.

  – This growth stems primarily from equalization and health transfers revenue, which increased by $108 million and $49 million respectively.

GENERAL FUND REVENUE
(unaudited data, millions of dollars)
	April and May
Revenue by source	2017-2018	2018-2019	Change (%)
Own-source revenue excluding revenue from government enterprises
Income and property taxes
Personal income tax	3 213	3 209	–0.1
Contributions for health services	1 177	1 193	1.4
Corporate taxes	845	994	17.6
Consumption taxes	3 316	3 349	1.0
Other sources	353	367	4.0
Total own-source revenue excluding revenue from government enterprises	8 904	9 112	2.3
Revenue from government enterprises	707	567	–19.8
Total own-source revenue	9 611	9 679	0.7
Federal transfers
Equalization	1 847	1 955	5.8
Health transfers	1 007	1 056	4.9
Transfers for post-secondary education and other social programs	273	270	–1.1
Other programs	203	217	6.9
Total federal transfers	3 330	3 498	5.0
TOTAL	12 941	13 177	1.8

GENERAL FUND EXPENDITURE

For the first two months of the 2018-2019 fiscal year, General Fund expenditure totalled $14.3 billion, up $793 million, or 5.9%, compared to the same period the previous fiscal year.

  Program spending rose by $829 million, or 6.7%, to $13.2 billion.

  – The most significant changes were in the Health and Social Services mission ($332 million), the Economy and environment mission ($295 million) and the Education and Culture mission ($127 million).

  Debt service amounted to $1.1 billion, a decrease of $36 million compared to the same period last year.

GENERAL FUND EXPENDITURE
(unaudited data, millions of dollars)
		April and May
Expenditure by mission	2017-2018(6)	2018-2019	Change (%)
Program spending
Health and Social Services	6 382	6 714	5.2
Education and Culture	3 193	3 320	4.0
Economy and Environment	1 035	1 330	28.5
Support for Individuals and Families	1 043	1 070	2.6
Administration and Justice	692	740	6.9
Total program spending	12 345	13 174	6.7
Debt service	1 165	1 129	–3.1
TOTAL	13 510	14 303	5.9

CONSOLIDATED ENTITIES

At May 31, 2018, the results of consolidated entities showed a surplus of $1.2 billion. These results include:

  a surplus of $473 million for special funds;

  dedicated revenues of $524 million for the Generations Fund;

  a surplus of $243 million for non-budget-funded bodies;

  a deficit of $4 million for the health and social services and education networks.

DETAILS OF THE TRANSACTIONS OF CONSOLIDATED ENTITIES
(unaudited data, millions of dollars)
	April and May 2018
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related tax system to the	Non-budget-funded bodies	Health and education networks	(4)	Total	Consolidation adjustments	(7)	Total
Revenue	2 396	524	77	1 087	4 209	—		8 293	–4 704		3 589
Expenditure
Expenditure	–1 538	—	–77	–1 087	–3 870	–4		–6 576	4 541		–2 035
Debt service	–385	—	—	—	–96	—		–481	163		–318
Subtotal	–1 923	—	–77	–1 087	–3 966	–4		–7 057	4 704		–2 353
SURPLUS (DEFICIT)	473	524	—	—	243	–4		1 236	—		1 236

NET FINANCIAL SURPLUS (REQUIREMENTS)

Net financial surpluses (requirements) reflect the current budgetary balance, as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

At May 31, 2018, the consolidated net financial requirements have stood at $790 million, a $523-million increase of requirements over last year.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(unaudited data, millions of dollars)
	April and May
	2017-2018	2018-2019	Change
GENERAL FUND
Revenue
Own-source revenue	9 611	9 679	68
Federal transfers	3 330	3 498	168
Total revenue	12 941	13 177	236
Expenditure
Program spending	–12 345	–13 174	–829
Debt service	–1 165	–1 129	36
Total expenditure	–13 510	–14 303	–793
NET RESULTS OF CONSOLIDATED ENTITIES(2)
Non-budget-funded bodies and special funds(3)	294	716	422
Health and social services and education networks(4)		–4	–4
Generations Fund	350	524	174
Total consolidated entities	644	1 236	592
SURPLUS (DEFICIT)	75	110	35
Consolidated non-budgetary surplus (requirements)	–342	–900	–558
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	–267	–790	–523

MARCH 2018 QUÉBEC ECONOMIC PLAN BUDGET FORECASTS FOR 2018-2019
(millions of dollars)
	March 2018 Québec
	Economic Plan	(1)	Change (%)
Own-source revenue excluding revenue from government enterprises
Income and property taxes
Personal income tax	23 238		4.7
Contributions for health services	7 382		0.3
Corporate taxes	6 038		2.1
Consumption taxes	19 578		3.3
Other sources	1 655		0.9
Total own-source revenue excluding revenue from government enterprises	57 891		3.3
Revenue from government enterprises	3 872		–10.0
Total own-source revenue	61 763		2.3
Federal transfers	21 044		3.9
TOTAL GENERAL FUND REVENUE	82 807		2.7
Program spending
Health and Social Services	–38 541		4.6	(8)
Education and Culture	–20 368		7.5	(8)
Economy and Environment	–5 716		5.1
Support for Individuals and Families	–6 529		3.8	(8)
Administration and Justice	–5 715		12.9
Total program spending	–76 869		5.9
Debt service	–7 160		–0.8
TOTAL GENERAL FUND EXPENDITURE	–84 029		5.3
Net results of consolidated entities
Non-budget-funded bodies and special funds(3)	–339		—
Health and social services and education networks(4)	–26		—
Generations Fund	2 491		—
TOTAL CONSOLIDATED ENTITIES	2 126		—
Contingency reserve	—		—
SURPLUS (DEFICIT)	904		—
BALANCED BUDGET ACT			—
Deposits of dedicated revenues in the Generations Fund	–2 491		—
Use of the stabilization reserve	1 587		—
BUDGETARY BALANCE(5)	—		—

Notes

(1)

The presentation of the budgetary information in this monthly report is consistent with that of the financial framework for the General Fund and consolidated entities as published on page A.25 of The Québec Economic Plan – March 2018.

(2)	Details of transactions by type of entity are presented on page 4 of this report.
(3)	These results include consolidation adjustments.
(4)	The results of the networks are presented according to the modified equity method of accounting.
(5)	Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve.
(6)	Certain expenditures were reclassified between missions to take into account the transition to the 2018-2019 budgetary structure.
(7)	Consolidation adjustments include the elimination of General Fund program spending.
(8)

To assess growth in 2018-2019 based on comparable spending levels, the percentage changes for that year were calculated by excluding, from 2017-2018 expenditures, transfers from the provision for francization attributed to the Health and Social Services mission ($12 million) and the Support for Individuals and Families mission ($75 million) and including them in the 2017-2018 expenditures of the Education and Culture mission.

The next monthly report, which will present the results at June 30, 2018, will be published on September 7, 2018.

For more information, contact the Direction des communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.